Exhibit 5.1

Akerman LLP 401 E. Jackson Street Suite 1700 Tampa, FL 33602-5250

October 4, 2021

Odyssey Marine Exploration, Inc.

205 S. Hoover Boulevard

Suite 210

Tampa, FL 33609

Ladies and Gentlemen:

Reference is made to our opinion letter dated October 2, 2018, and included in the Registration Statement on Form S-3 (Registration No. 333-227666) filed with the Securities and Exchange Commission (the “Commission”) on October 2, 2018, together with Amendment No. 1 to Registration Statement on Form S-3 filed with the Commission on October 17, 2018 (together, the “Registration Statement”), by Odyssey Marine Exploration, Inc. (the “Company”) pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”).

We are rendering this supplemental opinion in connection with the prospectus supplement (the “Prospectus Supplement”) dated October 4, 2021. The Prospectus Supplement relates to the offering by the Company of up to $9.0 million of the Company’s common stock, par value $0.001 per share (the “Common Stock”). We understand that the shares of Common Stock (the “Shares”) are to be offered and sold in the manner set forth in the Registration Statement and the Prospectus Supplement.

This opinion letter is being furnished in accordance with the requirements of Item 601(e)(i) of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein, and no opinions are to be inferred or implied beyond the opinions expressly so stated.

We have acted as your counsel in connection with the preparation of the Registration Statement and the Prospectus Supplement. In connection with this opinion letter, we have examined the Registration Statement, including the Prospectus contained therein (the “Prospectus”), the Prospectus Supplement, the Termination and Settlement Agreement, dated October 4, 2021 (the “Termination Agreement”), among Odyssey and the other parties thereto, and such corporate records, documents, instruments and certificates of public officials and of the Company that we have deemed necessary for the purpose of rendering the opinions set forth herein. We have also reviewed such matters of law as we considered necessary or appropriate as a basis for the opinion set forth below.

With your permission, we have made and relied upon the following assumptions, without any investigation or inquiry by us, and our opinion expressed below is subject to, and limited and qualified by the effect of, such assumptions: (i) all corporate records furnished to us by the Company are accurate and complete; (ii) the Registration Statement, the Prospectus Supplement, and the Termination Agreement filed by the Company with the Commission are identical to the forms of the documents that we have reviewed; (iii) all statements as to factual matters that are contained in the Registration Statement (including the exhibits to the Registration Statement) and the Prospectus Supplement are accurate and complete; (iv) the Company will sell and issue the Shares in accordance with the manner described in the Prospectus Supplement and the Termination Agreement; and (v) with respect to documents that we reviewed in connection with this opinion letter, all documents submitted to us as certified, facsimile or photostatic copies conform to the originals of such documents, all such original documents are authentic, the signatures on all documents are genuine, and all natural persons who have executed any of the documents have the legal capacity to do so.

akerman.com

Odyssey Marine Exploration, Inc.

October 4, 2021

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when (i) the Termination Agreement has been executed and delivered by the Company, and (ii) the Shares have been offered and sold in accordance with the terms of the Prospectus Supplement and the Termination Agreement, we are of the opinion that the issuance of the Shares has been duly authorized, and, upon due execution of the Termination Agreement by the parties thereto, and upon issuance and delivery of the Shares against full payment therefor as provided in the Termination Agreements, the Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to matters governed by laws of any jurisdiction other than the federal securities laws of the United States and the laws of the State of Florida. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement, the Termination Agreement, the Prospectus and the Prospectus Supplement, and may not be used, circulated, quoted or otherwise relied upon for any other purposes without our express written consent.

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or implied beyond the opinions expressly so stated.

We hereby consent to the filing of this opinion letter with the Commission in connection with the filing of the Prospectus Supplement referred to above. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Sincerely,

/s/ Akerman LLP

AKERMAN LLP